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                                                                    EXHIBIT 5.1

March 27, 2002

Applied Imaging Corp.
2380 Walsh Avenue, Building B
Santa Clara, California 95051

      Re: Registration Statement on Form S-3

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on or about March 27, 2002 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of shares (the "Shares") of Common Stock of Applied Imaging Corp., a Delaware corporation (the "Company"). The Shares are to be sold by the selling stockholders as described in the Registration Statement for the sale to the public. As legal counsel for the Company, we have examined the proceedings proposed to be taken in connection with such sale and issuance of the Shares.

      It is our opinion that, assuming that the Company has received the consideration approved by the Board of Directors for the Shares, the Shares when sold in the manner referred to in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part hereof, and any amendment thereto.

                                        Very truly yours,

                                        Wilson Sonsini Goodrich & Rosati, PC


                                        /s/ David J. Saul

                                        David J. Saul